Exhibit 3.1

CERTIFICATE OF INCORPORATION

                    FIRST: The name of this corporation shall be FITMEDIA INC.

                    SECOND: Its registered office in the State of Delaware is to be located at 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

                    THIRD: The purpose or purposes of the corporation shall be:

                    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                    FOURTH: The total number os hares of stock which this corporation is authorized to issue is One Hundred Million (100,000,000) shares of stock, each with a par value of $.0001, Eighty Million (80,000,000) shares shall be Common Stock and Twenty Million (20,000,000) hall be Preferred Stock

The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

                    FIFTH:        The name and address of the incorporator is as follows:
                                         May Ann Brzoska
                                         2711 Centerville Road
                                         Suite 400
                                         Wilmington, Delaware 19808

                    SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

                    SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extend provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                    IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 30th day of August A.D. 2004.

/s/ Mary Ann Brzoska
Mary Ann Brzoska
Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 05:41 PM 08/30/2004 FILED 05:25 PM 08/30/2004 SRV 040632315 – 3848592 file

DE BC D-:CERTIFICATE OF INCORPORATION – SHORT SPECIMEN (2+ CLASSES STOCK) 12/ 00-1 DESHORT1)